Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation
CONTACT:	Lara Mahoney	28601 Clemens Road
	Vice President, Investor Relations and Corporate Communications	Westlake, Ohio 44145 USA
440-414-5639
lara.mahoney@nordson.com

Nordson Corporation Elects Ginger Jones to its Board of Directors

Westlake, Ohio – (November 26, 2019) – Nordson Corporation (NASDAQ-NDSN) announced the election of Ginger M. Jones to its board of directors, effective today. Ms. Jones has more than 30 years of finance and accounting experience in the manufacturing, industrial and consumer industries.

Before retiring in December 2018, Ms. Jones served as the senior vice president and chief financial officer of Cooper Tire & Rubber Company (NYSE: CTB), where she was responsible for financial operations, investor relations and business information systems. Ms. Jones is currently a member of the board of directors of Tronox Holdings plc. (NYSE: TROX) and Libbey Inc (NYSE: LBY). She is chair of the audit committee and a member of the compensation committee for both boards.

“We are pleased to welcome Ginger to the Nordson Board of Directors. She is a seasoned financial executive, who partners with her businesses to drive profitable growth. Her global perspective, business leadership experience and financial acumen make her a valuable addition to our board,” said Michael J. Merriman, chairman of the board of directors, Nordson Corporation.

“I look forward to working with my fellow board members, as well as president and chief executive officer Sundaram Nagarajan and the Nordson management team, as we continue to build upon this company’s great foundation,” said Ms. Jones.

Ms. Jones was elected unanimously by the current directors of the board after an extensive search conducted by an executive search firm. She is expected to be appointed to the audit committee in connection with the company’s Annual Meeting held in February 2020. Her appointment brings the number of Nordson directors to a total of eleven, nine of whom are considered independent directors.

Prior to joining Cooper Tire & Rubber Company, Ms. Jones served as chief financial officer (2007 to 2014) of Plexus Corporation, a global electronics, engineering and manufacturing services company. She was responsible for all finance, treasury and information technology functions. From 2002 to 2007, she was the vice president and corporate controller of Banta Corporation.

Ms. Jones holds a Master of Business Administration from The Ohio State University and a bachelor’s degree in accounting from the University of Utah. She is a certified public accountant.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

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